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EXHIBIT 10.2


                             DISTRIBUTION AGREEMENT


         AGREEMENT made as of this 28th day of July, 1999, by and between SHERIDAN SQUARE ENTERTAINMENT, L.L.C. D/B/A ARTEMIS RECORDS, of 130 Fifth Avenue, 7th Floor, New York, New York 10011 ("Distributor") and Antra Music Group, Inc., d/b/a ANTRA RECORDS, of 1515 Locust Street, 4th Floor, Philadelphia, Pennsylvania 19102 ("you").

1. TERM.

         1.01. The term of this Agreement (the "Term"), with respect to an album by Korupt and an album by either Rosco or by Korupt and Daz (each an "Applicable Album" and, collectively, the "Applicable Albums"), all master recordings contained on the Applicable Albums and all Records derived in their entirety from any Applicable Album (collectively, "Related Records") shall be a period of three (3) years commencing on the date hereof, and unless terminated or extended as provided herein, ending on July 27, 2002.

         1.02. You shall have the right to release (or license to third parties) up to two (2) Master Recordings embodied on each of the Applicable Albums for inclusion in compilation albums and/or soundtrack albums, provided that such Master Recordings shall only be used by you or your licensee within nine (9) months after such Master Recording has commenced being commercially distributed hereunder.

         1.03 As used herein, "Contract Year" shall mean the twelve month period commencing on the date of the initial commercial release of an Applicable Album and ending on the same day and month of the following year.

2. APPOINTMENT.

         2.01. (a) You hereby appoint Distributor as your sole and exclusive distributor of the Applicable Albums and Related Records through all channels and methods of distribution now or hereafter known, including, but not limited to, Normal Retail Channels, throughout the Territory, during the Term, and grant Distributor the exclusive right and license to distribute and sell the Applicable Albums and Related Records through such channels and methods in the Territory during the Term.

                  (b) During the Term, neither you nor any Affiliate shall, directly or indirectly, distribute the Applicable Albums or Related Records in the Territory, or otherwise license, authorize or permit any other Person other than Distributor to so distribute the Applicable Albums or Related Records.

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         2.02. Notwithstanding anything to the contrary contained herein,
Distributor shall not be obligated to distribute (or, if distribution has already commenced, may cease to distribute) any Applicable Album or Related Record embodying any Recording or other material which, in Distributor's good faith judgment: (i) infringes upon the rights of any other Person or is in contravention of law or advocates illegal activity; (ii) constitutes a breach by you of any warranty, representation or covenant contained herein; (iii) denigrates a given race, religion, ethnic background or sexual orientation in a manner not subject to excuse or explanation by virture of the fact that the performer shares the same race, religion, ethnic background or sexual orientation, or (iv) is rejected for distribution by RED Distribution, Inc. (`RED") based on any of the foregoing criteria. If Distributor so elects not to distribute (or to cease to distribute) a Record, it shall promptly notify you and you shall have the right to distribute, or cause a third party to distribute, such Record; provided, however, with respect to any Record which Distributor elects not to distribute pursuant to clauses (i) or (ii) above, prior to distributing or authorizing a third party to distribute such Record, you shall first make a good faith effort to remove or modify the Recording or other material in question in order to satisfy Distributor's objections, and you shall re-submit such Record (as modified) to Distributor hereunder. Distributor's distribution of a Record shall not constitute approval of or a waiver with respect to the Recordings or other material embodied therein.

         2.03. During the Term, Distributor shall have the right to publicly perform, and to authorize the public performance of, the Recordings and Records hereunder, for the purpose of promoting and marketing such Recordings and Records.

3. DISTRIBUTOR'S SERVICES.

         3.01. During the Term, Distributor will solicit and fulfill orders and distribute Records on your behalf through Normal Retail Channels in the Territory. Without limiting the generality of the foregoing, Distributor's services shall include the following: billing and collecting from Distributor's customers, warehousing of your inventory of Records, acceptance and processing of returns of Records distributed hereunder and such other customary distribution services, if any, as Distributor provides for its other distributed labels.

         3.02. Distributor will bear the credit risk for its customers, it being agreed that the decision as to whether or not to extend credit to any customer (and the amount of credit so extended) shall be determined by Distributor in its sole discretion.

         3.03. At your request, Distributor will administer coop advertising for your Records hereunder up to an amount mutually approved by you and Distributor. You hereby request and irrevocably authorize Distributor to pay third parties on your behalf up to four (4%) percent of Gross Sales hereunder on coop advertising for Records hereunder. You agree to pay Distributor for all costs incurred in connection with such coop advertising.

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         3.04. (a) Distributor shall accept and store at its (or its designee's)
warehouse(s) all Records ordered by Distributor for distribution hereunder. The risk of loss due to obsolescense for such Records shall be yours. Distributor shall not be responsible for inventory shrinkage of up to two (2%) percent of the number of Records received in any year of the Term (determined on an overall basis and not on a title-by-title basis). With respect to shrinkage in excess of that amount, Distributor's liability shall be limited to the replacement cost of such Records.

                  (b) Within twenty (20) days after Distributor's request, you shall, at your sole cost, remove from Distributor's (or its designee's) warehouses, or order the destruction of, any "surplus" Records (i.e., that amount of Records in excess of Distributor's then-current generally applicable retention policy). All Records so removed shall be defaced or otherwise marked by you, at your expense, in a manner subject to Distributor's reasonable approval in order to ensure that they are not returned to Distributor. If you do not timely so remove surplus Records, you shall be deemed to have ordered the destruction of such surplus, and Distributor may so destroy such Records, at your sole cost.

                  (c) During the Term, you may, at your sole cost and expense and no more than once in any twelve-month period, conduct your own physical inventory of Records in Distributor's (or its designee's) warehouse(s). Any such physical inventory shall be conducted on reasonable notice to Distributor and during Distributor's regular business hours.

         3.05. During the Term, Distributor will accept and process returns of Records in accordance with its then-current policies and practices (which you acknowledge may include the scrapping of certain Records, such as "single" Records within twenty (20) days after giving you notice to remove such Records from Distributor's (or its designees) warehouses at your sole cost). Following the expiration or earlier termination of the Term, Distributor shall not be obligated to accept or process returns of Records distributed hereunder or otherwise. You shall at all times during and after the Term, remain solely financially responsible for all returns of Records distributed hereunder.

         3.06. Distributor shall furnish you with monthly sales and inventory reports regarding your Records and such other periodic reports as Distributor generally makes available to its other distributed labels and to its own label(s).

         3.07. Intentionally deleted

         3.08. You shall at all times retain title to the Records delivered hereunder until sold. As between you and Distributor, all Recordings, artwork, trademarks (other than Distributor's trademarks) and other material embodied on or in the Records, including the copyrights therein, shall remain your property.

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         3.09. Distributor shall have the right to cause some or all of its services hereunder to be performed on its behalf by one or more third parties (each, a "Subdistributor"). You hereby acknowledge that, as of the commencement of the Term, certain of Distributor's services (including, without limitation, fulfillment of orders, billing and collecting) are being performed on its behalf by RED Distribution, Inc.

4.  YOUR OBLIGATIONS.

         4.01. You solely shall be responsible for, and shall pay all costs in connection with, each of the following:

                  (a) The creation and production of all Recordings embodied in the Records and all artwork and other materials embodied in the packaging for all Records, and the acquisition of all rights in connection therewith.

                  (b) The securing, in writing, of all necessary licenses, consents and permissions required for the distribution of Records hereunder, including, without limitation, from recording artists, producers, other performers, music publishers, unions and guilds, and other Persons rendering services or granting rights in connection with the Recordings and the Records.

                  (c) The marketing, advertisement and promotion of the Records and the Recordings including, without limitation, the payment of independent promotion fees and costs related to so-called "street teams", the preparation of all materials used in connection with such activities, and special programs in connection with the Records hereunder.

                  (d) The payment of all property taxes relating to the Records, where applicable, and any sales, use, excise, VAT or similar taxes which may now be or hereafter become applicable to the services rendered by Distributor hereunder or to the transactions contemplated by this Agreement. If any such taxes are assessed to Distributor, then the amount thereof shall be added to the charges to be paid by you.

                  (e) The payment and accounting of all advances and royalties with respect to the Records hereunder.

                  (f) The production of any and all audiovisual recordings related to the Records.

         4.02. You will prepare and submit in a timely manner, from time-to-time, material for inclusion in Distributor's sales publications.

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         4.03. You shall, at your sole cost and expense, procure from a nationally recognized insurance carrier and maintain in full force and effect at all times during the Term a liability (errors and omissions) insurance policy having a limit of at least $1,000,000 per claim and $3,000,000 in the aggregate, covering claims arising in connection with Distributor's distribution of Records hereunder. Such policy shall cover claims, regardless of when raised, based on occurrences or claims made relating in any way to the Records distributed hereunder. You shall cause Distributor to be named as an additional insured under such policy. You shall deliver to Distributor upon execution of this Agreement evidence satisfactory to Distributor of such coverage in the form of a valid insurance certificate. Your failure to obtain or maintain such a policy shall constitute a material breach hereof.

         4.04. If you are not a member of the Recording Industry Association of America ("RIAA") throughout the Term hereof and Distributor is required to pay dues to the RIAA (or Distributor is charged by another member for a share of such other member's dues) based on sales of the Records, then Distributor shall have the right to charge you with a proportionate share of Distributor's dues (or its share of such other member's dues).

5.  SALE OF RECORDS.

         5.01. (a) Subject to Distributor's reasonable approval, you shall determine the retail list price (or, if with respect to a particular configuration, Distributor does not maintain a retail list price, then the wholesale list price) category (the "List Price Category") for each Record from among the List Price Categories then being offered by Distributor to its customers. You may change the List Price Category for a particular Record on at least ninety (90) days notice to Distributor (which change shall be subject to Distributor's reasonable approval). With respect to Records for which Distributor does not have a standard List Price Category (such as a "box set"), you and Distributor shall mutually determine the List Price Category.

                  (b) Distributor and you shall mutually determine the selling price of Records to its customers, based upon the designated List Price Category, which selling price shall be consistent with the selling price for other records distributed by Distributor in the same List Price Category.

         5.02. Distributor shall determine the terms of sale of Records to its customers, including, without limitation, cash discounts, discounts and free goods, credit and dating, returns policy and advertising allowances. Without limiting the generality of the foregoing, Distributor shall have the right to sell Records at such discounts as Distributor and you shall mutually determine. Distributor shall have the right to change its discount policies from time to time, but it shall advise you of any changes. In addition to any regular, "standard" discount programs, Distributor shall have the right, with your approval (such approval not to be unreasonably withheld), to offer non-standard discount programs of limited duration, but the dollar amount of discounts pursuant to such a discount program shall not be deducted in calculating "Net Sales" unless you have consented to such program.

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         5.03. If you and Distributor agree to extend to Distributor's customers any "special dating" program (i.e., the granting of payment terms beyond Distributor's then-current terms), Distributor shall charge you for the cost thereof (which cost shall be equal to interest accrued on the aggregate Gross Sales subject to the special dating at the rate of one (1%) percent above the prime rate of interest as announced by Citibank, N.A. in New York City, for the period of time that Distributor's standard payment terms are extended [the "Interest Rate"]).

         5.04. You and Distributor shall mutually determine the release date of each title hereunder.

         5.05. (a) You shall have the right, by notice to Distributor, to delete Records from your catalog in accordance with Distributor's standard policies relating to deletions. Distributor shall cease manufacturing any Records which have been deleted. Any remaining inventory of Records that have been deleted may be scrapped or sold by you as "closeouts" or "cutouts" only, and all such Records shall be defaced at your expense in order to prevent their return to Distributor. All costs incurred in connection with such scrapping, defacing and/or sale shall be your sole responsibility. If you request and Distributor agrees, Distributor shall arrange for the sale of such "closeouts" or "cutouts" on your behalf, and Distributor shall charge you its standard fees and charges therefor.

                  (b) Upon your deletion of a Record from your catalog, Distributor may notify customers that they have sixty (60) days (or such longer period of time as Distributor may elect) to return such deleted Records for credit; provided, Distributor may, if it so elects, continue to accept such returns after such date.

                  (c) At any time after the date of deletion of a particular title, Distributor may, by notice to you, require you, at your sole cost, to remove from Distributor's (or its designee's) warehouses, or order the destruction of, your remaining inventory of such deleted Records. All Records so removed shall be defaced or otherwise marked by you, at your expense, in a manner subject to Distributor's reasonable approval in order to ensure that they are not returned to Distributor. If you do not timely so remove such Records, you shall be deemed to have ordered their destruction, and Distributor may so destroy such Records, at your sole cost.

                  (d) This paragraph 5.05 will not apply: (1) to any Record which has not been commercially distributed hereunder for at least one (1) year; and (2) to any Record which in the six month period immediately preceding your notice to Distributor to delete such Record from distribution has "soundscanned" (as that term is generally understood in the record industry) at least 3,000 units.

         5.06. You acknowledge that the sale and distribution of Records is speculative and you agree that, subject to the other provisions of this Agreement, the judgment of Distributor with respect to matters affecting the sale and distribution of Records will be binding upon you. Distributor has not made, and does not hereby make, any representation or warranty with respect to the quantities of Records that may be sold or returned, or the proceeds that may be derived therefrom. You shall not make any claim, nor shall any liability be imposed upon Distributor based upon any claim, that more sales could or should have been made than were made by Distributor, or that returns were excessive.

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6. DISTRIBUTOR'S FEES.

         6.01. In respect of Records distributed hereunder, you shall pay to Distributor (and Distributor may retain for its own benefit from proceeds hereunder) a distribution fee (the "Distribution Fee") equal to twenty-five (25%) percent of Net Sales. Notwithstanding anything in the preceding sentence, on a Contract Year by Contract Year basis, the Distribution Fee with respect to those cumulative Net Sales in any such Contract Year that are in excess of Ten Million ($10,000,000) Dollars shall be twenty-three (23%) percent of those Net Sales rather than twenty-five (25%) percent, and the Distribution Fee with respect to those cumulative Net Sales in any such Contract Year that are in excess of Twenty Million ($20,000,000) Dollars shall be twenty-one (21%) percent of those Net Sales rather than twenty-three (23%) percent.

         6.02. If Distributor performs additional services related to the distribution of your Records ( including, without limitation, returns handling, scrapping, special mailing, the distribution of your promotional copies of Records to radio stations, reviewers and other customary recipients and the distribution of merchandising material to retail customers, etc., but excluding those services referred to in Article 16 below), you shall pay Distributor's actual out-of-pocket costs incurred in connection therewith (such as freight, postage, manufacturing costs, etc.). Subject to paragraph 16.01, such services are provided by a Subdistributor (whether because a Subdistributor does such services for Distributor for Distributor's Records and/or Distributor does not customarily engage in rendering such services) and if such Subdistributor charges a separate fee for such service, then the amount which you are required to pay to Distributor therefor shall be equal to the amount charged to Distributor by such Subdistributor, in lieu of any other fee. The Distributor warrants and represents that such fees are customary and reasonable. (An example of the fees charged by RED to Distributor is) annexed hereto as Exhibit A.)

         6.03. Notwithstanding the foregoing, you shall also pay to Distributor a "returns handling" charge equal to the "returns handling" charge payable by Distributor to RED Distribution, Inc. ("RED") with respect to the Records; provided, Distributor shall have the right from time to time, on notice to you, to increase the "returns handling" charge payable by you upon RED's increase to Distributor of such "returns handling" charge.

         6.04. You shall be solely responsible for paying all "Manufacturing Charges" in connection with the manufacture of your Records. As used herein "Manufacturing Charges" include: (a) the actual prices paid by Distributor to its manufacturers of your Records as well as any freight charges and any service charges incurred by Distributor (e.g. shrinkwrapping, stickering, inserts, etc.), collectively the "Fee"; and (b) interest on the Fee from the date the Fee is disbursed by Distributor, at a rate per annum equal to the Interest Rate (as defined in paragraph 5.03 above), until the Fee is paid. You shall pay Distributor all Manufacturing Charges within ninety (90) business days after your receipt of Distributor's invoice therefore. If you fail to so pay, then, without limiting its rights and remedies, Distributor shall have the right to deduct the outstanding amounts from any monies otherwise due you hereunder.

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7. PAYMENTS BY DISTRIBUTOR/ACCOUNTINGS.

         7.01. (a) Distributor will account to you for Records sold hereunder no later than ten (10) business days after Distributor's receipt of the relevant accounting from RED. Each statement shall set forth in reasonable detail the amount of Gross Sales, Net Sales, returns, reserves, Distributor's Distribution Fee and other fees and charges which Distributor has deducted, as well as the amount of Net Proceeds payable to you. In general net proceeds are payable by RED to Distributor ninety (90) days after the last day of the calendar month during which the record(s) from which such net proceeds are derived are shipped to customer.

                  (b) Distributor, RED, or a third party which has been approved in writing by you, shall pay you, within ten (10) business days of Distributor's receipt of monies from RED, the amount of "Net Proceeds" shown to be due on each such accounting statement rendered by Distributor to you. As used herein, "Net Proceeds" shall mean all Net Sales less each of the following: (a) Distributor's Distribution Fee; (b) reserves in accordance with Article 8 below; (c) all returns handling and other service fees and charges which Distributor is entitled to charge or which you are required to pay hereunder; and (d) any and all other costs, fees or charges which Distributor is entitled to charge or which you are required to pay hereunder, including, without limitation, manufacturing charges, the cost of coop advertising and retail marketing (to the extent not placed and paid for by you), the cost of extended dating, scrapping and defacing charges, etc.

         7.02. With respect to any accounting period as to which there is a net amount due from you to Distributor (i.e., Net Proceeds are a negative amount), you shall promptly pay that amount to Distributor after receiving notice thereof. Your failure to make such payment will be deemed a material breach of this agreement.

         7.03. Notwithstanding anything which may be to the contrary contained herein and without limiting Distributor's rights and remedies, Distributor shall have the right at all times to offset and deduct from any Net Proceeds or other sums due you hereunder any and all charges payable by you, fees payable by you and other amounts which you are required to pay to Distributor pursuant to this Agreement.

         7.04. All statements rendered by Distributor hereunder shall be conclusively binding upon you and not subject to objection by you unless specific objection in writing, stating the basis thereof, is given to Distributor within two (2) years from the date rendered. You will not have the right to sue Distributor in connection with any accounting, or to sue Distributor for any monies due in respect of the period an accounting covers, unless you commence such suit in a court of competent jurisdiction within three
(3) years after the date such accounting was rendered.

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         7.05. You shall have the right at your own expense to commence an audit of Distributor's books and records with regard to statements rendered hereunder but only within one (1) year after such statement was rendered. Your audit shall be conducted on no less than thirty (30) days notice, during Distributor's regular business hours, at the place where such books and records are regularly maintained and only once with respect to a particular statement. You may not conduct more than one (1) such audit in any twelve-month period, and you may not commence an audit between November 1 and February 28 of any year. Your audit shall be conducted by an independent Certified Public Accountant who is not then engaged in an outstanding examination of Distributor's books and records on behalf of another Person. Such Certified Public Accountant will act only under a letter of confidentiality that provides that any information derived from such audit or examination will not be knowingly released, divulged or published to any person, firm or corporation, other than to you or to a judicial or administrative body in connection with any proceeding relating to this Agreement.

8. RESERVES.

         8.01. Distributor shall have the right to establish and maintain a reserve against returns, credits and rebates in the same manner that RED establishes and maintains reserves pursuant to paragraph 4(d) of the agreement dated July 1, 1999 between Distributor and RED, which provision is attached hereto as Exhibit "B" and incorporated herein by referenced.

9. TERMINATION/POST-TERM PROCEDURES.

         9.01. In the event of (a) your breach of any of your material representations, warranties, covenants or obligations hereunder; or (b) your dissolution, the liquidation of your assets, the filing of a petition in bankruptcy or insolvency or for an arrangement or reorganization by, for or against you, the appointment of a receiver or a trustee for all or a portion of your property, or in the event you shall make an assignment for the benefit of creditors or commit any act for, or in, bankruptcy or become insolvent, then, in addition to any other remedies which may be available: (i) Distributor shall have the right and option to terminate the Term hereof upon notice to you, and/or (ii) all outstanding amounts owed by you to Distributor hereunder or otherwise in connection with this Agreement (including, without limitation, any advances or loans) which are not otherwise yet due and payable shall, upon notice to you, be accelerated and shall immediately become due and payable by you to Distributor.

         9.02. Upon the expiration or termination of the Term, Distributor may continue to accept returns from its customers but is not obligated to do so. You shall continue to be financially responsible for all returns of Records accepted by Distributor.

         9.03. Within fifteen (15) days following the expiration or termination of the Term, you shall remove all inventory of Records from Distributor's (or its designee's) warehouses (and you shall thereafter remove subsequently returned Records within five (5) days following Distributor's notice to you thereof). All Records so removed shall be defaced or otherwise marked by you, at your expense, in a manner subject to Distributor's reasonable approval in order to ensure that they are not returned to Distributor. Distributor shall have the right to scrap any Records not timely removed by you, and you shall be responsible for all costs in connection therewith.

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         9.04. You shall use reasonable efforts to cause your next distributor of Records to accept from Distributor's customers all returns of Records hereunder and to issue full credit to such customers, provided that absent such an agreement Distributor may hold back monies otherwise due you on the termination of this agreement, in a commercially reasonable amount, to satisfy itself that it will be compensated for all returns of Records.

10. WARRANTIES, REPRESENTATIONS AND INDEMNIFICATION.

         10.01. You hereby warrant and represent that:

                  (a) You are a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. You have the full right, power and authority to enter into and fully perform this Agreement and to grant the rights herein granted.

                  (b) Throughout the Term hereof, you shall continue to function as a record label, to sign new recording artists and to record, release and market new recordings in a manner and at a level comparable to that existing at the time of execution hereof and during the one year period prior thereto.

                  (c) The Material embodied in the Records, the Recordings and the packaging therefor and all other items supplied by you for use by Distributor hereunder will not violate any law or infringe upon the rights of any other Person. As used herein, "Material" shall mean and include, without limitation, all Recordings and other recorded material, all musical compositions, names, logos, trademarks, service marks and trade names, biographical information, photographs and likenesses, artwork and packaging materials, and all other musical, dramatic, artistic and literary materials, ideas and intellectual properties.

                  (d) All costs of producing the Recordings have been or will be paid in full prior to the release hereunder of Records derived therefrom. All recording artists, performers, producers and other Persons rendering services or granting rights in respect of the Recordings were free to render such services or grant such rights and have been or will timely be paid all sums due them.

                  (e) You have, or prior to release hereunder shall have, and shall at all times thereafter continue to have in effect a valid and enforceable grant of rights or license for the Territory with respect to each Recording, each musical composition and all other copyrightable materials embodied in or on the Records (including, without limitation, mechanical licenses for all musical compositions and licenses for so-called "samples"). You shall timely pay all royalties and other compensation due under such licenses. At Distributor's request, you shall furnish Distributor with copies of any or all of such licenses.

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                  (f) All Recordings have been or will be made in accordance with the rules and regulations of all unions (if any) having jurisdiction over the recording thereof. Without limiting the generality of the foregoing, you shall pay all sums required to be paid to any such unions or guilds, or any trustee pursuant to any such union or guild agreement (including any so-called "per record" royalties payable in connection with AFM and AFTRA).

                  (g) Distributor will not be required to make any payments of any nature for, or in connection with, the acquisition, exercise or exploitation of the rights granted to Distributor hereunder, except as specifically provided herein.

                  (h) You have not sold, assigned, transferred, leased, conveyed or granted a security interest in, or otherwise disposed of, and will not sell, assign, transfer, lease, convey or grant a security interest in, or otherwise dispose of, the Recordings or the Records hereunder, or any of them, adverse to or derogatory of the rights granted to Distributor herein, and you have not authorized and will not authorize any other Person to distribute Records in the Territory in contravention of Distributor's exclusive rights hereunder.

                  (i) There presently are no liens, levies, judgments, garnishments, encumbrances (collectively, "Liens"), claims, demands, disputes or litigation or other judicial or regulatory proceedings pending or threatened (collectively, "Claims") upon, concerning or affecting the Recordings or the Records, or on any of your other property (except for Liens or Claims relating to office furniture and equipment), and there shall be no such Claims or Liens during the Term. If any Lien or Claim shall arise during the Term, you shall take whatever steps are necessary to defend any such Claim or eliminate any such Lien.

         10.02. You agree to and do hereby indemnify, save and hold Distributor, its affiliates, officers, agents, employees and Subdistributors harmless from and against any and all loss, damages, liabilities, costs and expenses (including court costs and reasonable attorneys' fees) arising out of or connected with any material breach or alleged material breach of this Agreement or any claim, if reduced to a final, non-appealable judgment, or a settlement entered into with your consent, that is inconsistent with any of the warranties, representations or covenants made by you in this Agreement. You agree to reimburse Distributor on demand for any payment made or incurred by Distributor with respect to the foregoing sentence and, without limiting Distributor's rights or remedies, Distributor may deduct any amount not so reimbursed by you from any monies Distributor owes you. Pending the determination of any claim in respect of which Distributor is entitled to be indemnified, Distributor may withhold monies otherwise payable to you hereunder in an amount not to exceed your potential liability to Distributor, which amount shall be mutually determined by you and Distributor subject to the following. In the event you and Distributor cannot agree on the amount to be withheld Distributor will, in no event, withhold more than seventy-five thousand dollars ($75,000) without court approval or the decision of a mutually approved arbitrator. Distributor shall give you prompt notice of any written claim as to which the foregoing indemnification applies and you shall have the right to participate with counsel of your own choice at your own expense.

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11. FORCE MAJEURE.

         11.01. If because of an act of God; inevitable accident; fire; lockout; strike or other labor dispute; riot or civil commotion; act of public enemy; enactment, rule, order or act of any government or governmental instrumentality; failure of technical facilities; failure or delay of transportation facilities; shortage of raw materials; or other cause not reasonably within your or Distributor's control (a "Force Majeure Event"), either party to this Agreement is materially hampered in the performance of its obligations under this Agreement or its normal business operations are materially delayed or become impossible or commercially impracticable (the "Force Majeure Party"), then the other party shall have the option, by giving the Force Majeure Party, to suspend its obligations hereunder for the duration of any such contingency.

12. SECURITY INTEREST.

         12.01. To secure the prompt and complete payment and performance of any and all present and future indebtedness, obligations and liabilities of you to Distributor pursuant to this Agreement (the "Obligations"), you hereby grant to Distributor a first-priority security interest (the "Security Interest") in and to each of the following, whether now owned or hereafter acquired (collectively, the "Collateral"): (a) all existing and after-acquired inventory of the Applicable Albums and Related Records (including finished goods and components), wherever located, now or hereafter held by you, Distributor or a Subdistributor or other Person; (b) all production parts and components owned by you that are used or intended for use in the manufacture of the Applicable Albums and Related Records or packaging; (c) all accounts receivables due from Distributor to you under this Agreement; and (d) all proceeds and products of any or all of the foregoing. Distributor shall be entitled to all right and remedies of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York or any other applicable law or jurisdiction.

         12.02. You warrant, represent and covenant that you have not granted and will not grant any rights to any Person other than Distributor that would be superior to the rights granted to Distributor hereunder with respect to the Collateral. Without Distributor's prior written consent, you shall not sell, transfer, lease or otherwise dispose of any of the Collateral, other than Distributor's sale of Records in the ordinary course.

         12.03. You agree to execute and deliver to Distributor all financing statements and/or other documents (including UCC-1 forms) that Distributor reasonably requires to protect its interest in the Collateral. If you fail to so execute and deliver any such document within ten (10) business days after your receipt, then Distributor may execute such documents in your name, and you hereby irrevocably grant to Distributor a limited power-of-attorney solely for such purpose. Distributor shall have the right to file such documents in any jurisdictions Distributor deems appropriate. The Security Interest shall terminate when the Term hereof has expired or terminated and all of the Obligations have been completely performed and indefeasibly paid in full. At such time and at your request, Distributor shall execute and deliver to you such documentation as you reasonably require to evidence the termination of such Security Interest. Each party shall bear its own filing fees and expenses.

13. DEFINITIONS.

         13.01. "Territory"--the United States, its territories and possessions, and all military bases and Armed Forces Post Exchanges throughout the world.

         13.02. "Normal Retail Channels"--distribution of Records through Normal Retail Channels shall mean distribution or sale of Records through: (a) sub-distributors, one-stops, rack jobbers, retailers and/or dealers for ultimate sale to the consumer in retail record and other retail stores (including, without limitation, book stores and computer software stores); (b) direct digital distribution; (c) direct response, direct mail and mail order, including fulfillment or orders solicited and/or received through Internet sites and/or other "on-line" services (but not through so-called "record clubs" distributing Records through mail order); and (d) other channels of trade that are considered to be "normal retail channels" as such term is now or hereafter during the Term generally understood in the United States record industry.

         13.03. "Record" or "Records"-- all forms of reproductions, transmissions or communications of Recordings now or hereafter known, manufactured, distributed, transmitted or communicated primarily for home or personal use (whether embodying sound alone, sound accompanied by visual images, or sound accompanied by graphic material and/or text in an interactive format). Records include, without limitation, vinyl discs, cassette tapes, compact discs, video cassettes, videodiscs, "enhanced CDs" and CD-ROM devices.

         13.04. "Recording" or "Recordings"-- all recordings in any form (including audio and audiovisual) of the Applicable Albums or Related Records from which Records may be derived, now or hereafter owned or controlled by, or licensed to, you or any Affiliate or as to which you or any Affiliate have the right to distribute Records derived therefrom in the Territory.

         13.05. (a) "Affiliate"-each Principal and any Person which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, you or any Principal or in which your or any Principal have a direct or indirect interest.

                  (b)   "Principal"--Joe Marrone.

                  (c) "Person"--any natural person, firm, corporation, partnership or other entity recognized by law.

         13.06. (a) "Net Sales"--Gross Sales less the dollar amount of all returns, credits, rebates and adjustments, and less reserves withheld in accordance with the terms hereof, plus liquidated reserves.

                  (b) "Gross Sales"--The dollar amount invoiced to and payable by Distributor's customers for your Records distributed hereunder, determined after the deduction of all applicable discounts. Notwithstanding the foregoing, Gross Sales shall not include, and Distributor may retain for its own account, any separately stated handling charges charged to customers for special services rendered to such customers, such as any special handling charge for fulfilling orders in less than full box-lot quantities.

14. MISCELLANEOUS.

         14.01. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or modified except by an instrument signed by the party to be charged. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future or of any subsequent breach hereof.

         14.02. Distributor may, at its election, assign this Agreement to any parent, subsidiary or affiliate or to any Person who acquires all or a substantial portion of Distributor's stock or assets, and this Agreement may be so assigned by such assignee. You shall not have the right to assign this Agreement or any of your rights or obligations, and any purported assignment by you in contravention hereof shall be null and void.

         14.03. Neither party to this Agreement shall be deemed to be in breach of any of its obligations hereunder unless and until the other party shall have given such party specific written notice of such default and the alleged breaching party shall have failed to cure such default within thirty (30) days after receipt of such notice.

         14.04. In entering into this Agreement, you and Distributor each shall have the status of an independent contractor and nothing herein contained shall constitute the parties as partners, fiduciaries, agents or employees of each other.

         14.05. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         14.06. All notices hereunder shall be in writing and shall be given by personal delivery or by registered or certified mail, return receipt requested, at the addresses shown above or such other address or addresses as may be designated by the applicable party. Notices shall be deemed given when personally delivered or when mailed, except that notice of change of address shall be effective only from the date of its receipt. Each notice sent to Distributor shall be directed to the attention of the Executive V.P. Business and Legal Affairs, Sheridan Square Entertainment, 130 Fifth Avenue, 7th Floor, New York, New York 10011. You shall also send a copy of each notice to Distributor to Grubman, Indursky & Schindler, P.C., 152 West 57th Street, New York, New York 10019, Attention: Jonathan F. Horn, Esq.

         14.07. THIS AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION AND LEGAL EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK. ALL CLAIMS, DISPUTES OR DISAGREEMENTS WHICH MAY ARISE OUT OF THE INTERPRETATION, PERFORMANCE OR BREACH OF THIS AGREEMENT SHALL BE SUBMITTED EXCLUSIVELY TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK OR THE FEDERAL DISTRICT COURTS LOCATED IN NEW YORK CITY; PROVIDED, HOWEVER, IF DISTRIBUTOR IS SUED OR JOINED IN ANY OTHER COURT OR FORUM IN RESPECT OF ANY MATTER WHICH MAY GIVE RISE TO A CLAIM BY DISTRIBUTOR HEREUNDER, YOU CONSENT TO THE JURISDICTION OF SUCH COURT OR FORUM OVER ANY SUCH CLAIM WHICH MAY BE ASSERTED BY DISTRIBUTOR.

15. MANUFACTURING.

         15.01. You and Distributor agree that Distributor shall arrange for the manufacture of all Records (including all components) intended for distribution hereunder during the Term. Distributor shall place all orders for the manufacture of Records and/or components with those Persons which regularly manufacture Distributor's own records (or those of its other distributed labels). Distributor and you shall mutually determine the size of all manufacturing orders; provided, however, Distributor shall have the right to unilaterally order the manufacture of Records and/or components as may be reasonably required to meet demand. All Records shall be in satisfactory condition and shall bear an appropriate bar code reflecting a Universal Price Code Manufacturer Number (and you shall be responsible for all fees and charges in connection therewith, and Distributor shall have the right to place a legend in customary size and location identifying Distributor as the Distributor.

16. ADDITIONAL SERVICES OF DISTRIBUTOR.

         16.01. Distributor will render, without charging a fee or any costs (accept the costs set forth in paragraph 6.02), the following additional services in connection with the Applicable Albums:

         (a) Services of JRB Sales & Marketing Innovations, Inc. for national sales.

         (b) Services of Wayman Jones as "quarterback" for R&B promotion.

         (c) Services of a national pop promotion person as "quarterback" for pop promotion.

         (d) Services of the national publicity department of Distributor.

         (e) Periodic advice from Danny Goldberg and other Artemis executives, via telephone, subject to their reasonable prior professional commitments and schedules.

         It will not be deemed a breach of this agreement if Wayman Jones and/or JRB Sales and Marketing Innovations, Inc. are no longer associated with Distributor and are unable to render such services provided that the such services are rendered by other persons or entities affiliated with Distributor.

         16.02 Distributor, upon its request, will be listed by you as "distributor" in advertisements, press, Soundscan, and other similar materials created or authorized by you in connections with Records distributed hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                       SHERIDAN SQUARE
                                       ENTERTAINMENT, L.L.C.
                                       D/B/A ARTEMIS RECORDS


                                       By:___________________________
                                            An Authorized Signatory

ACCEPTED AND AGREED:


ANTRA RECORDS



By:_________________________
    An Authorized Signatory